Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC. DECLARES $0.60 PER SHARE SPECIAL DIVIDEND AND A REGULAR ANNUAL DIVIDEND OF $0.90 PER SHARE

Elgin, IL, July 15, 2025 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”)

today announced that its Board of Directors (the “Board”) declared a special cash dividend (the “Special Dividend”) of $0.60 per share on all issued and outstanding shares of Common Stock of the Company and $0.60 per share on all issued and outstanding shares of Class A Common Stock of the Company. In addition to the Special Dividend, the Board declared a regular annual cash dividend (the “Annual Dividend”) of $0.90 per share on all issued and outstanding shares of Common Stock of the Company and $0.90 per share on all issued and outstanding shares of Class A Common Stock of the Company. The aggregate payment of both the Special Dividend and Annual Dividend will return approximately $17.7 million to Company stockholders.

The Special Dividend and the Annual Dividend will be paid on September 11, 2025, to stockholders of record as of the close of business on August 19, 2025.

“We are pleased to announce the $0.60 per share Special Dividend and the $0.90 per share Annual Dividend,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Our financial performance over the first three quarters of fiscal 2025 has provided us the opportunity to declare the Special Dividend and increase our Annual Dividend by $0.05 per share over last year’s Annual Dividend. This year marks the eighth year in a row we have increased our Annual Dividend. These dividends, like our previous dividends, further reinforce our goal of creating long-term stockholder value through the responsible use of cash. Furthermore, these dividends would not be possible without the hard work and dedication of all our employees,” Mr. Sanfilippo concluded.

ABOUT THE COMPANY

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products, snack bars, and dried cheese snacks that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts®, and Just the Cheese ® brand names.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut category generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate our acquired snack bar assets and realize efficiencies and synergies from such acquisition.

Contacts:
Company	Investor Relations
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776